Exhibit 99.1

PRESS RELEASE
195 Montague Street • Brooklyn, New York 11201

INDEPENDENCE COMMUNITY BANK CORP. REPORTS A 16% INCREASE IN DILUTED EARNINGS PER SHARE FOR THE FIRST QUARTER OF 2004

BROOKLYN, N.Y.- April 19, 2004 – Independence Community Bank Corp. (Nasdaq – ICBC), reported that diluted earnings per share increased 16% to $0.72 and net income increased 16% to $38.1 million for the three months ended March 31, 2004 as compared to $0.62 per share and $33.0 million, respectively for the three months ended March 31, 2003. Comparing the first quarter of 2004 to the quarter ended December 31, 2003, net income increased $1.9 million, or 5.2%, from $36.2 million, while diluted earnings per share increased 4.3% from $0.69.

Alan H. Fishman, President and Chief Executive Officer, commented, “As we entered 2004, our organization continued to maintain its disciplined focus on earnings growth and adherence to the primary goals of our business model while concurrently preparing for the integration and merger with Staten Island Bancorp. Our quarterly results maintained the favorable earnings trend established over the last several years, an important period in the Company’s history.

“We have strengthened the balance sheet through growth in the loan portfolio. We continue to closely manage the balance sheet through the current interest rate cycle. Additionally, growth in core deposits continues through all of our delivery channels, including our de novo branches which opened in the later part of 2003. On a linked quarter basis, fundamental balance sheet metrics have all improved, with the ratios of loans to assets increasing and the investments to assets declining.”

Mr. Fishman continued, “The strategic merger with Staten Island Bancorp, was completed on April 12, 2004. This is truly an exciting time for the Company as we welcome not only our new employees and the current customers of SI Bank & Trust, but focus on broadening our relationships with Staten Island’s current customers.

“The merger broadens our existing footprint, affords us a leadership market share in Staten Island, expands our existing Brooklyn franchise and significantly increases our presence in New Jersey. This transaction brings together Independence’s asset generation capability with Staten Island’s deposit

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franchise, and outstanding core customer base. All integration programs and activities continue to proceed according to our established timeline, with all core customer system conversions scheduled for completion by mid-summer.”

Balance Sheet Overview

The Company continues to build a stronger, better positioned balance sheet. Total assets were $9.97 billion at March 31, 2004 compared with $9.55 billion at December 31, 2003. During the quarter ended March 31, 2004, the Company’s loan portfolio grew by $429.5 million while its securities portfolio declined by $45.9 million. The overall asset growth was primarily funded by an increase in borrowings (including subordinated debt) and to a lesser degree, an increase in deposits.

During March 2004, the Bank issued an aggregate principal amount of $250.0 million, 3.75% Fixed Rate/Floating Rate Subordinated Notes Due 2014. The Notes qualify as Tier 2 capital under the regulations of the Federal Deposit Insurance Corporation at the Bank level.

Average interest-earning assets increased by $571.6 million for the three months ended March 31, 2004 compared to the three months ended December 31, 2003. This increase was primarily due to an increase in total average loans outstanding of $536.7 million. The growth was funded by average balance increases of $417.7 million of borrowings, $91.8 million in deposits and $27.3 million in subordinated notes. During the quarter, the Company successfully generated $164.6 million of core deposits while simultaneously reducing the level of time deposits.

Earning Asset Generation

The Company originated loans totaling $1.09 billion, excluding mortgage warehouse lines of credit, during the quarter ended March 31, 2004, of which $926.7 million was retained for portfolio, with the remainder originated for sale in the secondary market. The Company’s business model, through its relationship with Fannie Mae, has the flexibility, depending on the interest rate environment, to direct its loan originations either for portfolio retention or for sale in the secondary market.

The average aggregate balance of commercial real estate and commercial business loans increased $437.8 million to $2.30 billion for the quarter ended March 31, 2004 compared to the quarter ended March 31, 2003. At March 31, 2004, commercial real estate and commercial business loans comprised in the aggregate 36.8% of the total loan portfolio as compared to 36.0% at December 31, 2003 and 33.7% at March 31, 2003, reflecting continued implementation of the Company’s strategy of increasing its investment in higher yielding assets.

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The average balance of multi-family residential loans increased by $508.4 million for the quarter ended March 31, 2004 compared to the quarter ended March 31, 2003. The average balance of mortgage warehouse lines of credit decreased $159.1 million to $443.9 million for the quarter ended March 31, 2004 compared to the quarter ended March 31, 2003. The decrease for the quarter was due to the softening of demand for mortgage warehouse funding which began in the fourth quarter of 2003 as the refinance market began to contract.

Core Deposit Generation

Lower costing core deposits have grown by $656.7 million, or 19.1%, to $4.09 billion at March 31, 2004 compared to March 31, 2003 and grew by $164.6 million compared to December 31, 2003. The deposits have been generated through three delivery channels: commercial loan relationships, retail deposits and de novo branch activities. The Company opened ten de novo branches in 2003, and an additional two in the first quarter of 2004. It anticipates opening approximately five more branches in 2004 in addition to integrating approximately 35 additional branches resulting from the merger with Staten Island Bancorp.

Core deposits represented approximately 76% of total deposits at March 31, 2004 compared to 74% at December 31, 2003 and 69% at March 31, 2003. This sustained increase reflects the success of the Company’s strategy to increase core deposits, the principal focus of its deposit gathering activity, by continuing its emphasis on expanding commercial and consumer relationships. The increase in core deposits assisted in reducing the cost of deposits by 13 basis points in the quarter ended March 31, 2004 compared to the quarter ended March 31, 2003.

Net Interest Margin

The net interest margin decreased 6 basis points to 3.64% for the quarter ended March 31, 2004 from the quarter ended December 31, 2003. For the quarter ended March 31, 2004, the weighted average interest rate on interest-earning assets decreased 9 basis points compared to the quarter ended December 31, 2003. The weighted average interest rate paid on interest-bearing liabilities declined by 3 basis points compared to the quarter ended December 31, 2003.

Non-Interest Income

Non-interest income increased $1.3 million, to $27.5 million for the quarter ended March 31, 2004 compared to $26.2 million for the same period in 2003. On a linked quarter basis, non-interest income decreased $1.4 million compared to $28.9 million for the quarter ended December 31, 2003.

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The Company recorded gains on sales of loans and securities of $2.9 million primarily from the sales of $74.8 million of securities during the quarter ended March 31, 2004.

The Company recorded income from mortgage-banking activities for the quarter ended March 31, 2004 of $4.5 million, a decrease of $4.2 million compared to the same period in 2003, and an increase of $2.4 million compared to the quarter ended December 31, 2003. The Company sold multi-family loans totaling $244.8 million during the first quarter of 2004 compared to $570.5 million during the first quarter of 2003 and $197.5 million during the fourth quarter of 2003. Included in the $244.8 million of loans sold in the first quarter of 2004 were $116.6 million of loans that were originally held in portfolio.

Service fees decreased $1.1 million or 7.4% for the quarter ended March 31, 2004 compared to the same period in the prior year. On a linked quarter basis, service fees decreased by $5.5 million or 28.8%. The decline was directly related to the slowdown in the refinance market (which the Company had anticipated) reducing the amount of prepayment and modification income earned during the first quarter of 2004.

Non-Interest Expense

Non-interest expense increased $3.6 million for the quarter ended March 31, 2004 as compared to the quarter ended March 31, 2003. The increase was primarily due to higher compensation and benefit costs of $3.2 million combined with higher occupancy costs of $2.0 million, due in both cases primarily to the opening of 12 de novo branches in 2003 and the first quarter of 2004 as well as loan production offices in Maryland and Florida. These increases were tempered in part by a $1.3 million decline in amortization expense of intangible assets as well as a $0.9 million decrease in other non-interest expense.

Asset Quality

The Company continues to emphasize asset quality as a key component to achieving consistent earnings. Non-performing assets as a percentage of total assets amounted to 0.38% at both March 31, 2004 and December 31, 2003. Non-performing assets increased slightly by $1.2 million to $37.8 million at March 31, 2004 compared to December 31, 2003.

During the quarter ended March 31, 2004, the Company incurred $0.3 million of net charge-offs, resulting in an allowance for loan losses at March 31, 2004 of $79.2 million. The allowance for loan losses as a percent of total loans was 1.20% at March 31, 2004.

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Post Earnings Conference Call

The Company will conduct a conference call on April 20, 2004 at 9:00 am Eastern Time to discuss highlights of its first quarter 2004 earnings. The call will be simultaneously webcast on the Company’s investor relations web page at http://investor.myindependence.com. The conference call will also be available via dial-in at 800-915-4836 for domestic callers and at 973-317-5319 for international callers.

There will be a replay of this conference call beginning April 20, 2004 at 11:00 am Eastern Time and will be available through April 27, 2004. The replay can be accessed by dialing 800-428-6051 for domestic callers and 973-709-2089 for international callers. The replay passcode is 346158.

Independence Community Bank Corp. is the holding company for Independence Community Bank. The Bank, originally chartered in 1850, currently operates 121 branches located in the greater New York City metropolitan area, which includes the five boroughs of New York City, Nassau, Suffolk and Westchester Counties and New Jersey. At its twenty-one banking offices located on Staten Island, the Bank conducts business as SI Bank & Trust, a division of Independence Community Bank. The Bank has three key business divisions: Commercial Real Estate Lending, Consumer Banking and Business Banking and actively targets small and mid-size businesses. The Bank maintains its community orientation by offering its diverse communities a wide range of financial products and by emphasizing customer service, superior value and convenience. The Bank’s web address is www.myindependence.com.

Statements contained in this release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.

Words such as “expect”, “feel”, “believe”, “will”, “may”, “anticipate”, “plan”, “estimate”, “intend”, “should”, and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the growth opportunities and cost savings from the merger of the Company and SIB may not be fully realized or may take longer to realize than expected; (2) operating costs and business disruption resulting from the merger, including adverse effects on relationships with employees, may be greater than expected; (3) competitive factors which could affect net interest income and non-interest income, general economic conditions which could affect the volume of loan originations, deposit flows and real estate values; (4) the levels of non-interest income and the amount of loan losses as well as other factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

# # # TABLES TO FOLLOW

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INDEPENDENCE COMMUNITY BANK CORP.
Consolidated Statements of Financial Condition
(Dollars in thousands)

	March 31, 2004	December 31, 2003	March 31, 2003
	(Unaudited)	(Audited)	(Unaudited)
ASSETS:
Cash and due from banks	$ 225,929	$ 172,028	$ 188,629

Securities available-for-sale:
Investment securities	304,462	296,945	309,507
Mortgage-related securities	2,158,314	2,211,755	1,410,488

Total securities available-for-sale	2,462,776	2,508,700	1,719,995

Loans available-for-sale	11,950	5,922	31,179

Mortgage loans	4,985,214	4,714,388	4,090,144
Other loans	1,616,526	1,457,843	1,466,556

Total loans	6,601,740	6,172,231	5,556,700
Less: allowance for possible loan losses	(79,193)	(79,503)	(76,787)

Total loans, net	6,522,547	6,092,728	5,479,913

Premises, furniture and equipment, net	103,438	101,383	87,372
Accrued interest receivable	37,919	37,046	37,513
Goodwill	185,161	185,161	185,161
Intangible assets, net	47	190	618
Bank owned life insurance (“BOLI”)	175,988	175,800	170,554
Other assets	249,155	267,649	214,980

Total assets	$ 9,974,910	$ 9,546,607	$ 8,115,914

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits	$ 5,401,440	$ 5,304,097	$ 4,981,028
Borrowings	2,866,300	2,916,300	1,931,550
Subordinated notes	395,818	148,429	--
Escrow and other deposits	127,021	76,260	102,955
Accrued expenses and other liabilities	139,856	110,410	179,292

Total liabilities	8,930,435	8,555,496	7,194,825

Stockholders’ equity:
Common stock ($.01 par value,
125,000,000 shares authorized,
76,043,750 shares issued; 54,739,776, 54,475,715 and
55,212,455 shares outstanding at March 31, 2004,
December 31, 2003 and March 31, 2003, respectively)	760	760	760
Additional paid-in-capital	763,932	761,880	743,688
Treasury stock at cost; 21,303,974, 21,568,035 and
and 20,831,295 shares at March 31, 2004, December
31, 2003 and March 31, 2003, respectively	(375,843)	(380,088)	(347,871)
Unallocated common stock held by ESOP	(67,975)	(69,211)	(72,918)
Unvested awards under Recognition Plan	(8,246)	(7,598)	(10,122)
Retained earnings, substantially restricted	705,337	678,353	601,097
Accumulated other comprehensive income:
Net unrealized gain on securities
available-for-sale, net of tax	26,510	7,015	9,390
Unrealized losses on cash flow hedges, net of tax	--	--	(2,935)

Total stockholders’ equity	1,044,475	991,111	921,089

Total liabilities and stockholders’ equity	$ 9,974,910	$ 9,546,607	$ 8,115,914

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INDEPENDENCE COMMUNITY BANK CORP.
Consolidated Statements of Income
(In thousands, except per share data) (Unaudited)

	For the Three Months Ended
	March 31, 2004	December 31, 2003	March 31, 2003
Interest income:
Mortgage loans	$ 72,124	$ 66,408	$ 72,512
Other loans	18,430	19,828	19,887
Loans available-for-sale	183	663	1,506
Investment securities	3,461	3,411	2,592
Mortgage-related securities	22,849	21,756	12,190
Other	568	161	2,009

Total interest income	117,615	112,227	110,696

Interest expense:
Deposits	12,526	12,344	14,990
Borrowings	21,890	21,029	22,681
Subordinated notes	1,690	1,430	--

Total interest expense	36,106	34,803	37,671

Net interest income	81,509	77,424	73,025
Provision for loan losses	--	--	2,000

Net interest income after
provision for loan losses	81,509	77,424	71,025

Non-interest income:
Net gain on sales of loans
and securities	2,865	521	27
Mortgage-banking activities	4,492	2,108	8,649
Service fees	13,595	19,091	14,681
BOLI	2,636	2,183	2,197
Other	3,865	4,977	683

Total non-interest income	27,453	28,880	26,237

Non-interest expense:
Compensation and employee benefits	26,975	24,873	23,819
Occupancy costs	7,933	7,814	5,930
Data processing fees	3,131	2,288	2,580
Advertising	1,847	2,464	1,720
Amortization of identifiable
intangible assets	143	143	1,427
Other	9,567	12,316	10,475

Total non-interest expense	49,596	49,898	45,951

Income before provision for
income taxes	59,366	56,406	51,311
Provision for income taxes	21,223	20,165	18,343

Net income	$ 38,143	$ 36,241	$ 32,968

Basic earnings per share	$ 0.76	$ 0.73	$ 0.65

Diluted earnings per share	$ 0.72	$ 0.69	$ 0.62

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INDEPENDENCE COMMUNITY BANK CORP.
Selected Financial Ratios and Other Data
(In thousands, except ratios and per share amounts) (Unaudited)

	At or For the Three Months Ended
	March 31, 2004	December 31, 2003	March 31, 2003
Performance Ratios:

Return on average assets (1)	1.57%	1.59%	1.65%
Return on average equity (1)	14.99%	15.02%	14.22%
Non-interest expense to average assets	2.05%	2.19%	2.29%

Efficiency ratio(2)	46.61%	47.03%	44.87%

Average Balances:

Average shares outstanding - basic	50,255,517	49,919,774	50,693,190

Average shares outstanding - diluted	52,880,777	52,502,357	53,211,261

	March 31, 2004	December 31, 2003	March 31, 2003
Capital and Other Ratios:

Book value per share	$ 19.08	$ 18.19	$ 16.68
Average equity to average assets	10.50%	10.61%	11.57%

Leverage ratio (Bank only)	8.00%	8.14%	8.59%
Tier 1 risk-based (Bank only)	9.41%	9.34%	9.65%
Total risk-based capital (Bank only)	15.19%	12.39%	10.84%

Deposits:
Core deposits:
Savings	$1,631,720	$1,613,161	$1,576,237
Money Market	488,628	401,024	190,043
Active Management	464,294	475,647	523,124
Interest-bearing demand	743,016	694,102	523,740
Non-interest-bearing demand	762,127	741,261	619,957

Total core deposits	4,089,785	3,925,195	3,433,101
Certificates of deposit	1,311,655	1,378,902	1,547,927

Total deposits	$5,401,440	$5,304,097	$4,981,028

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INDEPENDENCE COMMUNITY BANK CORP.
Selected Financial Ratios and Other Data
(In thousands, except ratios and per share amounts) (Unaudited)

	March 31, 2004	December 31, 2003	March 31, 2003
Loan Portfolio Composition:

Mortgage loans on real estate:
Single-family residential	$ 180,057	$ 191,394	$ 302,801
Cooperative apartment loans	82,809	92,973	175,180
Multi-family residential	2,953,104	2,821,706	2,313,615
Commercial real estate	1,774,955	1,612,711	1,305,665

Total principal balance - mortgage loans	4,990,925	4,718,784	4,097,261
Less net deferred fees	5,711	4,396	7,117

Total mortgage loans on real estate	4,985,214	4,714,388	4,090,144

Commercial business loans, net of deferred fees	656,889	606,204	568,331

Other loans:
Mortgage warehouse lines of credit	624,930	527,254	673,202
Home equity loans and lines of credit	310,891	296,986	198,958
Consumer and other loans	23,912	27,538	26,295

Total principal balance - other loans	959,733	851,778	898,455
Less net deferred fees	96	139	230

Total principal balance - other loans	959,637	851,639	898,225

Total loans receivable	6,601,740	6,172,231	5,556,700

Less allowance for loan losses	79,193	79,503	76,787

Loans receivable, net	$6,522,547	$6,092,728	$5,479,913

Loans Available-for-Sale Composition:

Single-family residential	$ 4,450	$ 2,687	$ 5,054
Multi-family residential	7,500	3,235	26,125

Total loans available-for-sale	$ 11,950	$ 5,922	$ 31,179

	March 31, 2004	December 31, 2003	March 31, 2003
Asset Quality:

Non-performing loans:
Non-accrual loans	$35,835	$35,802	$50,735
Loans past due 90 days or more as to:
Interest and accruing	34	40	102
Principal and accruing (3)	1,873	742	1,383

Total non-performing loans	37,742	36,584	52,220
Other real estate owned	15	15	7

Total non-performing assets	$37,757	$36,599	$52,227

Non-performing assets to total assets	0.38%	0.38%	0.64%
Allowance for loan losses to non-performing loans	209.83%	217.32%	147.05%
Allowance for loan losses to total loans	1.20%	1.29%	1.38%

Net charge offs to average loans - quarter ended	0.005%	0.002%	0.100%
Net charge offs to average loans - year-to-date	0.005%	0.080%	0.100%

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INDEPENDENCE COMMUNITY BANK CORP.
Selected Financial Ratios and Other Data
(In thousands, except ratios and per share amounts) (Unaudited)

	For the Three Months Ended
	March 31, 2004		December 31, 2003		March 31, 2003
	Average Balance	Rate (1)	Average Balance	Rate (1)	Average Balance	Rate (1)
Net Interest Margin:
Interest-earning assets:
Loans receivable:
Mortgage loans	$4,919,185	5.88%	$4,339,737	6.18%	$4,249,173	6.97%
Commercial business loans	591,737	6.33	574,619	6.52	561,195	7.03
Mortgage warehouse lines of credit	443,893	4.29	520,243	4.39	602,964	4.42
Consumer and other loans	329,585	5.25	313,059	5.77	228,122	6.23

Total loans	6,284,400	5.78	5,747,658	6.03	5,641,454	6.67
Mortgage-related securities	2,155,153	4.24	2,142,240	4.06	1,130,682	4.31
Investment securities	302,814	4.57	306,820	4.45	235,823	4.40
Other interest-earning assets	206,391	1.11	180,408	0.35	311,515	2.62

Total interest-earning assets	8,948,758	5.26	8,377,126	5.35	7,319,474	6.06

Non-interest-earning assets	746,503		721,805		696,258

Total assets	$9,695,261		$9,098,931		$8,015,732

Interest-bearing liabilities:
Deposits:
Savings and money market deposits	2,075,081	0.57	1,954,078	0.50	1,753,119	0.69
Interest-bearing demand deposits	1,279,028	0.79	1,271,503	0.76	1,077,234	0.99
Certificates of deposit	1,347,637	2.11	1,405,001	2.10	1,567,361	2.43

Total interest-bearing deposits	4,701,746	1.07	4,630,582	1.06	4,397,714	1.38
Non-interest-bearing demand deposits	750,301	--	729,658	--	610,247	--

Total deposits	5,452,047	0.92	5,360,240	0.91	5,007,961	1.21
Subordinated notes	175,655	3.87	148,384	3.82	--	--
Total borrowings	2,890,437	3.05	2,472,756	3.37	1,933,050	4.76

Total interest-bearing liabilities	8,518,139	1.70	7,981,380	1.73	6,941,011	2.20

Non-interest-bearing liabilities	158,995		152,489		147,049

Total liabilities	8,677,134		8,133,869		7,088,060
Total stockholders’ equity	1,018,127		965,062		927,672

Total liabilities and stockholders’ equity	$9,695,261		$9,098,931		$8,015,732

Net interest-earning assets	$ 430,619		$ 395,746		$ 378,463

Interest rate spread (1)		3.55%		3.62%		3.86%

Net interest margin (1)		3.64%		3.70%		3.97%

Average interest-earning assets to average interest-bearing liabilities		105.06%		104.96%		105.45%

(1)	Presented on an annualized basis.
(2)	Reflects in each period presented adjusted operating expense (net of amortization of identifiable intangible assets) as a percent of the aggregate of net interest income and adjusted non-interest income (excluding gains and losses on the sales of loans and securities). Amortization of identifiable intangible assets is excluded from the calculation since it is a non-cash expense and gains and losses on the sales of loans and securities are excluded since they are generally considered by the Company’s management to be non-recurring in nature. The operating efficiency ratio is not a financial measurement required by generally accepted accounting principles in the United States of America. However, the Company believes such information is useful to investors in evaluating the Company’s operations.
(3)	Reflects loans that are 90 days or more past maturity which continue to make payments on a basis consistent with the original repayment schedule.

Contact:	Kathleen A. Hanrahan First Vice President, Investor Relations (718) 722-5400	Frank W. Baier Executive Vice President, Chief Financial Officer (718) 923-3506

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